Exhibit 10.13

December 11, 2014

John C. Francy

814 Tweed Avenue

Cincinnati, OH 45226

Dear John,

This letter agreement confirms our agreement relating to your separation from employment with Milacron Holdings Inc. (the “Company”) and its subsidiaries.

1. Employment Termination; Transition. You ceased to serve as the Vice President-Finance and Chief Financial Officer of the Company, effective as of November 21, 2014. During the period from November 21, 2014 to December 31, 2014, you will continue to serve as an employee of the Company, with the title of Executive – Special Projects (such period, the “Transition Period”). As Executive – Special Projects, you will have such duties as may be assigned to you by the Chief Executive Officer. Your employment with the Company will terminate on December 31, 2014 (“Termination Date”).

2. Base Salary. During the Transition Period you will be paid a base salary at a rate of $330,000 per year (“Base Salary”) in accordance with normal payroll practices.

3. 2014 Bonus. You will be eligible to receive a bonus for the 2014 fiscal year, which will be paid in accordance with the Milacron LLC 2014 Annual Bonus Plan (“Bonus Plan”) based upon the final audited financial results of the Company and in accordance with the same terms and conditions generally applicable to other participants in such program. Payment of such a bonus will be conditioned on (a) the Company achieving the financial targets required for its funding of the Bonus Plan, (b) your execution of this letter agreement within 21 days of the date hereof and you not revoking this letter agreement and (c) your execution of the updated release attached hereto within 21 days following the termination of your employment and you not revoking the updated release (clause (b) and (c) collectively, the “Payment Conditions”).

4. Severance. Unless your employment is terminated for Cause (as defined in your Amended and Restated Employment Agreement with the Company, dated as of April 30, 2012 (your “Employment Agreement”)), you will receive the following severance benefits subject to your satisfaction of the Payment Conditions: (a) an amount equal to 18 months of Base Salary payable in equal installments in accordance with normal payroll practices over the 18 month period following the date your employment is terminated, provided that the first installment will be paid on the first payroll date following the 30th day after your Termination Date, (b) COBRA coverage at active employee rates for you and your spouse under the Company’s medical and dental plans for 18 months following your Termination Date or such earlier time that you become eligible for coverage under

Milacron LLC • 3010 Disney Street • Cincinnati, OH 45209 • Tel: 513-487-5000

any other group plan (as an employee or otherwise) or Medicare, subject to your making a timely COBRA election and your timely payment of the applicable premiums, (c) the cash value as of December 31, 2014 of the Company supplied 2014 GMC Acadia automobile in the amount of $38,605.54, payable in a lump sum in accordance with normal payroll practices and paid at the time of the first installment under section 4(a) above, (d) executive outplacement services for a period of up to 12 months with a reputable outplacement firm selected by the Company, such services to be commenced within 90 days following your Termination Date, and (e) any other amounts or benefits required to be paid or provided by law or under any Company benefit plan.

5. Medical and Dental Coverage. Following the end of your eligibility for COBRA coverage, the Company will provide you and your spouse access to coverage at active employee rates under the medical and dental plans, if any, offered to pre-65 retirees generally, as may be amended or terminated from time to time, until you attain age 65, subject to (a) you not becoming eligible for coverage under any other group plan as an employee or otherwise, (b) your timely election of such coverage (c) your timely payment of the applicable premium rates, and (d) your satisfaction of the Payment Conditions. For avoidance of doubt, such coverage will terminate on your attainment of age 65, regardless of the age of your spouse.

6. Release of Claims.

a. In consideration of the payments and benefits set forth herein, you, on behalf of yourself and your heirs, executors, devisees, successors and assigns, knowingly and voluntarily release and forever discharge the Company and its parents, subsidiaries or affiliates, together with each of their current and former principals, officers, directors, shareholders, agents, representatives and employees, and each of their heirs, executors, successors and assigns (collectively, the “Releasees”), from any and all debts, demands, actions, causes of action, accounts, covenants, contracts, agreements, claims, damages, omissions, promises, and any and all claims and liabilities whatsoever, of every name and nature, known or unknown, suspected or unsuspected, both in law and equity (“Claims”), which you ever had, now have, or may hereafter claim to have against the Releasees by reason of any matter or cause whatsoever arising from the beginning of time to the time you sign this letter agreement (the “General Release”). This General Release will apply to any Claim of any type, including, without limitation, any and all Claims you may have arising under the common law, under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Older Workers Benefit Protection Act, the Americans With Disabilities Act of 1967, the Family and Medical Leave Act of 1993, and the Employee Retirement Income Security Act of 1974, each as amended, and any other federal, state or local statutes, regulations, ordinances or common law, or under any policy, agreement (including your Employment Agreement), contract, understanding or promise, written or oral, formal or informal, between you and any of the Releasees, and will further apply, without limitation, to any and all Claims in connection with, related to or arising out of your employment relationship, or the termination of your employment, with the Company.

b. In consideration of the payments and benefits set forth herein, you hereby release and discharge the Releasees from any and all Claims that you may have against the Releasees arising under the Age Discrimination Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). You acknowledge that you understand that the ADEA is a federal statute that prohibits discrimination on the basis of age in employment, benefits and benefit plans.

c. This General Release will not apply to any obligation of the Company pursuant to this letter agreement, any rights you may have under equity award agreements between you and the Company, any rights to indemnification from the Company that you may have, any rights to continuing directors’ and officers’ liability insurance that you may have and any vested benefits to which you are entitled under the employee benefit plans of the Company.

7. Return of Property. Except for the Company supplied Dell laptop computer, iPad tablet computer and iPhone cellular telephone which you shall retain in your possession (subject to the Company’s removal of confidential information of the Company, if any, contained in such devices), and the cellular telephone number associated with such iPhone which the Company will transfer into your individual name, you agree to return to the Company on or prior to the date of your termination of employment all Company property and documents in your possession, custody or control, including, without limitation, credit cards, computers and telecommunication equipment, keys, instructional and policy manuals, mailing lists, computer software, financial and accounting records reports and files, and any other physical or personal property which you obtained in the course of your employment by the Company, and you further agree not to retain copies of any such documents, excluding publicly available documents and documents relating directly to your own compensation and employee benefits.

8. Restrictive Covenants. You acknowledge that the non-competition, non-solicitation, non-disclosure, non-disparagement and other restrictive covenants and related provisions in Section 6 through Section 10 and Section 12 through Section 13 of your Employment Agreement will continue in full force and effect in accordance with their terms. Further, for the avoidance of doubt, you acknowledge that the “Restricted Period,” as defined in Section 7 of your Employment Agreement, will end 18 months following the termination of the Transition Period.

9. Taxes. You will be responsible for any and all taxes relating to any payments or benefits set forth herein.

10. No Admission. Neither by offering to make nor by making this letter agreement does either party admit any failure of performance, wrongdoing, or violation of law.

11. Section 409A. It is the intention of the Company that you will not have a separation from service with the Company until the end of the Transition Period since it is expected that during the Transition Period you will perform services in excess of 20 percent of the average level of bona fide services you performed for the Company and its subsidiaries over the immediately preceding 36 months.

12. Governing Law. This letter agreement will be governed by and construed in accordance with the laws of the State of Ohio without regard to its choice of law rules.

13. Entire Agreement. Except as otherwise provided herein, this letter agreement sets forth the entire understanding of the parties and supersedes any and all prior agreements, oral or written, relating to the subject matter hereof, including but not limited to your Employment Agreement. This letter agreement may not be modified except by a writing signed by you and by a duly authorized officer of the Company.

14. Acknowledgement. You acknowledge that before entering into this letter agreement, you have had the opportunity to consult with any attorney or other advisor of your choice, and you are hereby advised to do so if you choose. You further acknowledge that you have entered into this letter agreement of your own free will, and that no promises or representations have been made to you by any person to induce you to enter into this letter agreement other than the express terms set forth herein. You further acknowledge that you have read this letter agreement and understand all of its terms, including the waiver and release of claims set forth in Paragraph 6 above.

If the foregoing is acceptable to you, please sign this letter agreement and return it to me. You may take up to twenty-one (21) days from today to consider, sign and return this letter agreement. In addition, you may revoke this letter agreement after signing it, but only by delivering a signed revocation notice to me within seven (7) days of your signing this letter agreement. This letter agreement will not become effective or enforceable until this seven day revocation period expires without you having revoked this letter agreement.

Very truly yours,

/s/ Richard A. O’Leary
Richard A. O’Leary

Corporate Vice President and Chief Human Resources Officer

Accepted and Agreed:

/s/ John C. Francy	12/18/14
John C. Francy	Date Signed

Updated Release

1. In consideration of the payments and benefits to be provided by Milacron Holdings Inc. (the “Company”) pursuant to the letter agreement dated as of December 11, 2014 by and between you and the Company (the “Letter Agreement”), you hereby waive any claims you may have for employment by the Company and agree not to seek such employment or reemployment by the Company in the future. Further, in consideration of the payments and benefits set forth in the Letter Agreement, you, on behalf of yourself and your heirs, executors, devisees, successors and assigns, knowingly and voluntarily release and forever discharge the Company and its parents, subsidiaries or affiliates, together with each of their current and former principals, officers, directors, shareholders, agents, representatives and employees, and each of their heirs executors, successors and assigns (collectively, the “Releasees”), from any and all debts demands, actions, causes of action, accounts, covenants, contracts, agreements, claims, damages, omissions, promises, and any and all claims and liabilities whatsoever, of every name and nature, known or unknown, suspected or unsuspected, both in law and equity (“Claims”), which you ever had, now have, or may hereafter claim to have against the Releasees by reason of any matter or cause whatsoever arising from the beginning of time to the time you sign this updated release (the “General Release”). This General Release will apply to any Claim of any type, including, without limitation, any and all Claims you may have arising under the common law, under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Older Workers Benefit Protection Act, the Americans With Disabilities Act of 1967, the Family and Medical Leave Act of 1993, and the Employee Retirement Income Security Act of 1974, each as amended, and any other federal, state or local statutes, regulations, ordinances or common law, or under any policy, agreement (including your Amended and Restated Employment Agreement, dated as of April 30, 2012), contract, understanding or promise, written or oral, formal or informal, between you and any of the Releasees, and will further apply, without limitation, to any and all Claims in connection with, related to or arising out of your employment relationship, or the termination of your employment, with the Company.

2. In consideration of the payments and benefits set forth herein, you hereby release and discharge the Releasees from any and all Claims that you may have against the Releasees arising under the Age Discrimination Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). You acknowledge that you understand that the ADEA is a federal statute that prohibits discrimination on the basis of age in employment, benefits and benefit plans.

3. This General Release will not apply to any obligation of the Company pursuant to the Letter Agreement, any rights you may have under equity award agreements between you and the Company, any rights to indemnification from the Company that you may have, any rights to continuing directors’ and officers’ liability insurance that you may have and any vested benefits to which you are entitled under the employee benefit plans of the Company.

4. You acknowledge that before entering into this updated release, you have had the opportunity to consult with any attorney or other advisor of your choice, and you are hereby advised to do so if you choose. You further acknowledge that you have entered into this updated release of your own free will, and that no promises or representations have been made to you by any person to induce you to enter into this updated release other than the express terms set forth herein. You further acknowledge that you have read this updated release and understand all of its terms, including the waiver and release of claims set forth in Paragraph 1 and Paragraph 2 above.

You may take up to twenty-one (21) days from today to consider, sign and return this updated release. In addition, you may revoke this updated release after signing it, but only by delivering a signed revocation notice to the General Counsel of the Company within seven (7) days of your signing this updated release. This updated release will not become effective or enforceable until this seven day revocation period expires without you having revoked this updated release.

Accepted and Agreed:

/s/ John C. Francy	12/18/14
John C. Francy	Date Signed

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